Bond.com 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Bonds.com Raises Additional $2.0 Million Brings Total Series D & Series D-1 Round to $12.4 Million

(New York: June 28, 2011) Bonds.com Group, Inc. (OTC.BB:BDCG, “Bonds.com”) announced today that Jefferies & Company, Inc. (“Jefferies”), the principal operating subsidiary of Jefferies Group, Inc. (NYSE:JEF), has invested $2.0 million in Bonds.com Series D convertible preferred stock and warrants.

Bonds.com, through the BondsPRO electronic trading platform of its wholly-owned subsidiary Bonds.com, Inc. (“BCI”), a FINRA registered Broker Dealer and ATS, executes global corporate fixed income trades up to $2 million in size on behalf of professional traders.

BondsPRO is a web based platform that has over 70 thousand live prices on 10 thousand different issues from over 300 contributing counterparties. BondsPRO posts live, anonymous, negotiable orders on a single bond or list basis, and permits price negotiation. BCI is a neutral counterparty to all trades, acting as a riskless principal. All activity is transparent to clients. The company also offers Beacon, an anonymous electronic trading platform for all classes of MBS, RMBS, CMBS and ABS product, creating a convenient way for traders to sort, search and execute in the $10.4 trillion MBS/ABS market.

Michael Sanderson, Bonds.com CEO, is excited to welcome Jefferies as an investor. With this additional funding, the total raised in the Series D & Series D-1 round is $12.4 million, including investments from GFINet, Inc., Oak Investment Partners and UBS Americas, Inc.

George O’Krepkie, President of Bonds.com said: “Bonds.com is delivering fundamental change to fixed income markets through improved liquidity and execution, especially in smaller lot trades. The current round of capital raising will allow us to continue to improve markets and execute upon our unique opportunity.”

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About Bonds.com Group, Inc.

Bonds.com Group, Inc., through its subsidiary Bonds.com, Inc., serves institutional fixed income investors by providing a comprehensive, zero subscription fee online trading platform.

The company provides a global solution for trading small lot inventories electronically. Asset classes currently offered on BondsPRO include corporate bonds and emerging market debt. Beacon offers mortgage and asset backed bonds.

About Jefferies Group, Inc.

Jefferies Group, Inc. (NYSE: JEF), a global securities and investment banking firm, has served companies and investors for nearly 50 years.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements regarding our ability to expand and grow the company, our ability to operate competitively and pursue growth objectives, our future performance and management’s ability to anticipate industry developments. Such forward-looking statements may be prefaced by words such as “anticipate”, “expect”, “believe” and words with similar meanings. As a result of a number of factors, actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our other filings with the U.S. Securities and Exchange Commission from time to time. The company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Bonds.com, Inc. – Member FINRA/SIPC/MSRB

For further information contact:

Terrence Mulry
Mulry Consulting LLC
201.891.1853
tmulry@att.net